Exhibit (i)(2)

CONSENT OF SEWARD & KISSEL LLP

We hereby consent to the reference to this firm in the Prospectus and the Statement of Additional Information of the Morgan Creek Tactical Allocation Fund, a series of the Morgan Creek Series Trust, in each case, included as part of the Registration Statement of the Trust. In giving this consent, we do not hereby concede that we come within the categories of persons whose consent is required by the Securities Act of 1933, as amended, or the general rules and regulations promulgated thereunder.

 Very truly yours,

/s/ Seward & Kissel LLP
Seward & Kissel LLP

Washington, DC
August 13, 2013